Exhibit 99.1

Media 100 Moves to the OTC Bulletin Board

    MARLBORO, Mass.--(BUSINESS WIRE)--Nov. 25, 2003--Media 100 Inc. (NASDAQ: MDEA), a leading developer of advanced media systems, today announced that it will transfer from the NASDAQ SmallCap Market to the OTC Bulletin Board effective at the opening of business on Tuesday, November 25, 2003. The Company's common stock will continue trading under its current symbol "MDEA."

    About the OTC Bulletin Board

    The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC securities. The OTCBB provides access to over 3,600 securities and includes more than 330 participating market makers. Quotations and trading information can be accessed through various internet service providers and other quotation services or through a securities broker. Information concerning the OTCBB can be found at www.otcbb.com.

    About Media 100

    Media 100 develops award-winning advanced media systems for content design, enabling creative professionals to design highly evocative effects-intensive work on a personal computer. Creative artists and content design teams around the world use Media 100's Emmy Award-winning solutions. The Company is headquartered in Marlboro, Massachusetts. For more information, please visit www.media100.com.

    Media 100 and the Media 100 logo are registered trademarks of Media 100 Inc. All other products and brand names are trademarks or registered trademarks of their respective holders.

    www.media100.com

    CONTACT: Investor Relations Contact:
             Media 100 Inc.
             Steve Shea, 508-263-5200
             sshea@media100.com
             or
             Investor Relations Contact:
             KCSA Public Relations
             Evan Smith, 212-896-1251
             esmith@kcsa.com